Exhibit (a)(62)

JANUS INVESTMENT FUND

CERTIFICATE OF AMENDMENT

The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and further amended and restated to date, the “Declaration”), DOES HEREBY CERTIFY that:

Pursuant to Section 3.1(c) of the Declaration, William F. Fitzgerald, 151 Detroit Street, Denver, CO 80206, has been elected as a Trustee of the Trust effective September 9, 2019.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 20th day of September, 2019.

/s/ Kathryn Santoro
Kathryn Santoro, Secretary

ACKNOWLEDGMENT

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn Santoro, Secretary of Janus Investment Fund, a Massachusetts business trust, who, after being first duly sworn, stated that she executed the foregoing document for the consideration therein expressed and in the capacity therein stated.

SUBSCRIBED AND SWORN TO this 20th day of September, 2019.

My Commission Expires:	/s/ Questa Demaniow
5/5/2022	Questa Demaniow, Notary Public